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                                                   EXHIBIT  99
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                      ARCO Chemical Company

                                 PUBLIC AFFAIRS    NEWS
                                    3801 West Chester Pike
                                    Newtown Square, PA  19073-2387



                        ARCO CHEMICAL COMPANY ANNOUNCES
                  CONDITIONAL SETTLEMENT OF TECHNOLOGY DISPUTE
                           WITH REPSOL QUIMICA, S.A.


     Newtown Square, Pennsylvania, December 15, 1997. ARCO Chemical Company (NYSE: RCM) announced today that it had reached a conditional settlement of a dispute with Repsol Quimica, S.A. concerning the use in Spain of technology for the production of propylene oxide ("PO") and styrene monomer ("SM"). The dispute has given rise to an arbitration at the International Chamber of Commerce in Paris and to proceedings by the Directorate-General for Competition of the European Commission and the Spanish Bureau for the Defense of Competition. The settlement is conditional in that it is subject to clearance by these two competition authorities.

      If the settlement is cleared by the competition authorities, the arbitration will come to an end, and the complaints and other filings that led to the initiation of the competition proceedings will be withdrawn. The settlement is without prejudice in the event that such clearance is not obtained. Under the terms of the settlement, Repsol Quimica will be able to carry out its PO/SM plans in Spain. The remaining terms of the settlement are confidential.
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     ARCO Chemical is a publicly traded worldwide manufacturer and marketer of
PO and derivatives and other intermediate chemicals with its headquarters in Newtown Square, Pennsylvania, U.S.A. It is the world's largest producer of PO.

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Contacts:

Sallie D. Anderson, Manager, Communications        (610-359-5773)

Sami S. Ahmad, Investor Relations                  (610-359-3171)

Martin Beck, Public Affairs-Europe                 (44-1628-775012)